Exhibit 4.25

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (this “Agreement”) is made as of June ___, 2025 by and between Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

RECITALS

A. The Company desires to issue and sell, and the Purchasers desire to purchase, convertible promissory notes in substantially the form attached to this Agreement as Exhibit B (the “Notes” and each, a “Note”), which shall be convertible on the terms stated therein into equity securities of Blue Gold Limited.

B. The Notes and the equity securities issuable upon conversion thereof are collectively referred to herein as the “Securities.” Terms not otherwise defined in this Agreement shall have the meaning given to them in the form of Note.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

1. Purchase and Sale of Notes.

1.1 Sale and Issuance of Notes. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the applicable Closing (as defined below) and the Company agrees to sell and issue to each Purchaser at the applicable Closing, a Note in the principal amount set forth opposite each Purchaser’s name on Exhibit A. The purchase price of each Note shall be equal to 100% of the principal amount of such Note. The Notes shall be convertible into equity securities of Blue Gold Limited as provided for therein.

1.2 Closings; Funding; Delivery. The closing of the purchase and sale of the Notes shall take place remotely by exchange of signatures (or their electronic counterparts) on the date first listed above (the “Initial Closing”). At any time following the Initial Closing, the Company may sell Notes (each such additional sale, a “Closing”) until the date on which the Company has sold Notes with an aggregate principal amount of up to $3,000,000 to purchasers (the “Additional Purchasers”). All such sales made at any additional Closings shall be made on the terms and conditions set forth in this Agreement and (i) the representations and warranties of the Company set forth in Section 2 hereof shall speak as of the Initial Closing and the Company shall have no obligation to update any disclosure related thereto, and (ii) the representations and warranties of the Additional Purchasers in Section 3 hereof shall speak as of such Closing. This Agreement, including without limitation, the Schedule of Purchasers, may be amended by the Company without the consent of Purchasers to include any Additional Purchasers upon the execution by such Additional Purchasers of a counterpart signature page hereto. Any Notes sold pursuant to this Section 1.2 shall be deemed to be “Notes,” for all purposes under this Agreement and any Additional Purchasers thereof shall be deemed to be “Purchasers” for all purposes under this Agreement. At each Closing, the Company shall deliver to each Purchaser an originally signed Note reflecting the Purchaser’s investment, against payment of the purchase price thereof by check payable to the Company or wire transfer to a bank account designated by the Company.

1.3 Lock-up Release of Shares: To the extent Purchasers hold at the time of listing of Blue Gold Limited (the “Listing”) restricted shares of Blue Gold Limited, such restricted shares shall be release from lock-up, on a 1-for-1 basis, for each Note purchased.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1 Organization, Corporate Power and Qualification. The Company is a corporation duly organized and validly existing under the laws of England and Wales and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business in the United Kingdom and each other jurisdiction in which the failure to so qualify would have a material adverse effect on the Company.

2.2 Authorization; Enforceability. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement and the Notes, and to issue the Notes at the Closing, has been taken or will be taken prior to the Initial Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement and the Notes, the performance of all obligations of the Company under this Agreement and the Notes to be performed as of the Initial Closing, and the issuance and delivery of the Notes have been taken or will be taken prior to the Initial Closing. This Agreement and the Notes, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 Valid Issuance. The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and the Notes, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.4 below, the Securities will be issued in compliance with all applicable federal and state securities laws.

2.4 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws, which have been made or will be made in a timely manner.

2.5 Intellectual Property. For purposes of this Agreement, the term “Company Intellectual Property” shall mean all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted. The Company owns or possesses, or believes it can acquire on commercially reasonable terms, sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other individual, corporation, partnership, trust, limited liability company, association or other entity (each, a “Person” and collectively, “Persons”). The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by the Company (except as have already been assigned to the Company). Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Section 2.5, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.6 Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Certificate of Incorporation or Memorandum and Articles of Association, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a material adverse effect, except as this Section 2.6 is qualified by the Disclosure Schedule.

2.7 Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company.

2.8 Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Notes. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3. Representations and Warranties of the Purchaser. Each Purchaser hereby represents and warrants to the Company that:

3.1 Authorization; Due Execution; Enforceability. The Purchaser has the full right, power and authority to enter into and perform the Purchaser’s obligations under this Agreement, has duly executed this Agreement and documents referred to herein, and this Agreement when executed and delivered by the Purchaser will constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Purchaser’s residence or principal place of business, as applicable, is as shown on the signature page of this Agreement.

3.2 Purchase Entirely for Own Account. The Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser is not an entity formed for the specific purpose of acquiring any of the Securities.

3.3 Knowledge and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in Section 2, each Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and that it considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser, (iii) represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment, and (iv) further represents that it has the capacity to protect its own interests in connection with an investment in the Securities and that neither the Company, its officers, or any of their respective affiliates or representatives, nor any other person or entity has made any commitment, representation or warranty to the Purchaser of any type or manner except as set forth herein. The Purchaser has received no general solicitation or general advertisement in connection with the purchase of the Securities or an investment in the Company.

3.4 Restricted Securities.

(a)   The Purchaser understands that the Notes have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Notes indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Notes for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(b)   The Purchaser understands that the equity securities underlying the Notes have not been, and will not be until the time specified in this Agreement, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the equity securities underlying the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the equity securities underlying the Notes indefinitely unless such securities are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for such securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Purchaser understands that no public market now exists for any of the Securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Securities.

3.6 Accredited Investor. The Purchaser is an accredited investor as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7 Ability to Bear Economic Risk; No Reliance. Each Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment. The Purchaser has full cognizance of and understands all of the risk factors and tax considerations related to the purchase of the Securities. The Purchaser understands that any financial and other projections provided to the Purchaser (including without limitation a business plan) are for informational purposes only and were based upon certain assumptions as outlined therein, and no assurances can be given that such assumptions will be satisfied or that any such projections will be achieved, and the Purchaser is not relying on such projections in connection with its investment.

3.8 No Disqualification Events. Neither Purchaser nor, to the extent Purchaser has them, any of Purchaser’s stockholders, members, managers, general or limited partners, directors, affiliates or executive officers (collectively with Purchaser, the “Purchaser Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Purchaser has exercised reasonable care to determine whether any Purchaser Covered Person is subject to a Disqualification Event. The purchase of a Note by Purchaser will not subject the Company to any Disqualification Event.

3.9 Tax, Legal and Economic Considerations. The Purchaser is not relying on the Company for advice with respect to tax considerations, the suitability of its investment in the Company or legal or economic considerations.

4. General Provisions.

4.1 No Security; Pari Passu Status. The Notes will be unsecured obligations of the Company and will rank pari passu in right of payment with all other present and future unsecured indebtedness of the Company, and senior to any subordinated indebtedness.

4.2 Registration: The resale of the equity securities underlying the Notes shall be registered under the Securities Act and released from lock-up sixty (60) days following the Listing.

4.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.4 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. The parties agree that the state or federal courts located in the State of New York constitute the sole and exclusive venue, and the exclusive jurisdiction, for disputes arising under or with respect to this Agreement.

4.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to this Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Agreement. A confirming copy of any notice sent by electronic mail or facsimile shall be sent promptly by registered or certified mail, or overnight courier.

4.8 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of Notes whose aggregate principal amount represents a majority of the outstanding principal amount of all then outstanding Notes (the “Requisite Holders”); provided, however, that the Company may amend this Agreement without the approval of the Requisite Holders or any holder of Notes to add additional forms of Notes to be issued hereunder with a valuation cap of $5,000,000 or greater. Any amendment or waiver effected in accordance with this Section 4.8 shall be binding upon each Purchaser and each transferee of the Securities, each future holder of all such Securities, and the Company.

4.9 Severability. If one (1) or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

4.10 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

4.11 Expenses. Each party to this Agreement shall be responsible for their own fees and expenses related to this Agreement.

4.12 Confidentiality. The terms of this Agreement and the Notes are confidential. Without the prior written consent of the other party, neither party will disclose the terms of this Agreement or the Notes to any person or entity, except to such party’s representatives who need to know such terms to assist such party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement or the Notes.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Convertible Note Purchase Agreement as of the date first written above.

COMPANY:

By:
Name:	Lorenz Werndle
Title:	Chief Financial Officer
Address:	124 City Road, London, EC1V 2NX
Email Address:	lwerndle@bluegoldmine.com

PURCHASER:

By:
Name:
Title:
Purchaser:
Address:
Email Address:

SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT

EXHIBIT A

LIST OF PURCHASERS

PURCHASER	INVESTMENT AMOUNT

EXHIBIT B

FORM OF CONVERTIBLE PROMISSORY NOTE

(3M VALUE CAP)

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE OBLIGATIONS UNDER THIS NOTE ARE PARI PASSU IN RIGHT OF PAYMENT WITH ALL OTHER PRESENT AND FUTURE UNSECURED INDEBTEDNESS OF THE COMPANY, AND SENIOR TO ANY SUBORDINATED INDEBTEDNESS.

BLUE GOLD HOLDINGS LIMITED
CONVERTIBLE PROMISSORY NOTE

Issue Date: ____________

Note #: ___

THIS CERTIFIES THAT, for value received, Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (the “Company”), promises to pay to _____________________________________ (“Holder”), or its assigns, the principal sum of $______________, plus a redemption premium of 20% (the “Redemption Premium”) payable on October 31, 2025 (the “Maturity Date”). This Convertible Promissory Note (this “Note”) is issued pursuant to the terms of that certain Convertible Note Purchase Agreement dated as of ____ ___, 2025 (the “Purchase Agreement”). Capitalized terms that are not otherwise defined in this Note shall have the meanings set forth in the Purchase Agreement.

1. Payments. Subject to the provisions herein relating to conversion, the outstanding principal balance on this Note shall be due and payable on the earlier of (a) the Maturity Date or (b) an Event of Default (as defined below). Payment shall be credited first against costs of collection (if any), then to the Redemption Premium.

2. Conversion. The Notes will be automatically converted into ordinary shares of Blue Gold Limited (the “Shares”) thirty (30) days after the listing of Blue Gold Limited (the “Listing”). The conversion price will be the lower of (i) the Volume Weighted Average Price (VWAP) over the 30-day period following the Listing lesser the Applicable Discount and (ii) the closing price on the day prior to the conversion lesser the Applicable Discount. “Applicable Discount” means either (i) a forty percent (40%) discount for Holders of Notes purchased prior to the Listing or (ii) a twenty percent (20%) discount for Holders of Notes purchased following the Listing.

3. Conversion Procedure. Upon the occurrence of the conversion of the Notes, the outstanding Conversion Amount (as defined below) will automatically convert into that number of Shares issuable upon conversion of this Note, without any further action by the Company, provided that the Holder surrenders this Note, with appropriate adjustments (reasonably acceptable to the Company) to account for the fact that Holder will be receiving Shares. Upon the conversion of this Note, the Company will, at its expense, issue and deliver to the Holder a certificate or certificates evidencing that number of Shares to which the Holder is entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company). “Conversion Amount” shall mean the outstanding principal amount of the Note.

4. Lock-up Release of Shares: To the extent Holders hold at the time of Listing restricted shares of Blue Gold Limited, such restricted shares shall be release from lock-up, on a 1-for-1 basis, for each Note purchased.

5. Registration: The resale of the Shares shall be registered under the Securities Act and released from lock-up sixty (60) days following the Listing.

6. Default.

6.1 Events of Default. So long as this Note remains unpaid in whole or in part, each of the following will constitute an “Event of Default” under this Note: (a) the failure of the Company to pay all or any part of the principal of, or Redemption Premium on, the Note within 10 days of such amount becoming due; (b) (i) the commencement by the Company of a proceeding in bankruptcy, (ii) the consent by the Company to a proceeding in bankruptcy filed against it by another party or (iii) the appointment of a receiver, liquidator, assignee or trustee of the Company’s assets for the benefit of creditors; or (c) any material breach by the Company of this Note or the Purchase Agreement, which breach is not cured within thirty (30) days of delivery of written notice to the Company of such breach by the Holder.

6.2 Acceleration Upon Default. If an Event of Default occurs and continues, then the Requisite Holders may, by written notice to the Company, declare the unpaid principal amount of the Notes, together with the Redemption Premium thereunder, to be forthwith due and payable immediately in cash, without further presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, to the fullest extent permitted by applicable law. Notwithstanding any other provision of this Note, upon an Event of Default described in Sections 6.1(b) or (c) the entire unpaid principal amount of this Note, together with the Redemption Premium, shall automatically become and be immediately due and payable.

7. Prepayment. The Company may not make prepayments of principal on this Note except with the advance written consent of the Holder. Notwithstanding the foregoing, the Notes may be prepaid upon the written consent of the Requisite Holders.

8. General Provisions.

8.1 No Security; Pari Passu Status. The Notes will be unsecured obligations of the Company and will rank pari passu in right of payment with all other present and future unsecured indebtedness of the Company, and senior to any subordinated indebtedness.

8.2 Governing Law. This Note and all actions arising out of or in connection with this Note will be governed by and construed in accordance with the laws of the State of New York as applied to agreements made and performed in New York by residents of New York.

8.3 Successors and Assigns. The rights and obligations of the Company and Holder of this Note will be binding upon and benefit the respective successors, assigns, heirs, administrators and transferees of the parties. Notwithstanding the foregoing, the Company may not assign its rights or delegate any obligations (a) under this Note without the prior written consent of the Holder or (b) under all Notes, collectively, without the prior written consent of the Requisite Holders.

8.4 Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of (a) the Company and the Holder, or (b) so long as all Notes are subject to identical amendment(s), the Company and the Requisite Holders.

8.5 Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to the Purchase Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Note and the Purchase Agreement.

8.6 Severability. In case any provision of this Note is deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

8.7 Expenses. Except as otherwise provided in the Purchase Agreement, each party shall be responsible for such party’s own fees and expenses in connection with this Note. However, the Company hereby agrees, subject only to any limitation imposed by applicable law, to pay reasonable attorneys’ fees and expenses incurred by the Holder in collecting any amounts not paid within 30 days after such amounts were due and payable.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be issued as of the date first written above.

COMPANY:

By:
Name:	[●]
Title:	[●]
Address:	[●]

Email: [●]

EXHIBIT C

DISCLOSURE SCHEDULE

Section 2.6

●	The Company has issued convertible loan notes for $2.5 million which matures on June 14, 2025 (“CLN”). The Company has initiated discussions with these investors to understand if they will be converting their loan into shares of the company (in accordance with the terms of the convertible loan agreement), or if they are willing to accept an extension. On June 14, 2025, if these investors have not agreed to an extension or to convert their loan into shares, the Company will be in default under the CLN. Repayment or default of the CLN will increase the funding needs of the Company and could pose a threat to Blue Gold Limited’s listing status.

●	The Company entered a loan agreement with Attachy Construction dated 31 October 2024 (the “Loan Agreement) for $345,000 under an unsigned loan agreement. This loan was due to be repaid on 13 December 2024, but remains unpaid. No security is given for this loan. Attachy has not demanded the repayment of the loan. Should Attachy require immediate repayment, this will increase the funding needs of the Company and could pose a threat to Blue Gold Limited’s listing status.